Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-168374, 333-203763 and 333-220518 on Form S-8 of our report dated March 6, 2020 (February 25, 2021 as to the effects of the restatements discussed in Note 3 and as to the effects of the material weakness described in Management’s Report on Internal Control over Financial Reporting (as revised)), relating to the consolidated financial statements of Renewable Energy Group, Inc. and subsidiaries and the effectiveness of Renewable Energy Group, Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of Renewable Energy Group, Inc. for the year ended December 31, 2019.

/s/ DELOITTE & TOUCHE LLP
Des Moines, Iowa March 6, 2020 (February 25, 2021 as to the effects of the restatements discussed in Note 3 and as to the effects of the material weakness described in Management’s Report on Internal Control over Financial Reporting (as revised))